Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-188456, No. 333-192677, No. 333-205350, No. 333-205351 and No. 333-219482) of our reports dated February 27, 2018, relating to the consolidated financial statements of Blackhawk Network Holdings, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company’s (i) change in 2017 in its method for computing the amount of the impairment charge to be recorded if it determines that goodwill is impaired, due to the early adoption of Accounting Standards Update (“ASU”) 2017-04 Goodwill and Other - Simplifying the Test for Goodwill Impairment; (ii) change in 2016 in its method of accounting for recognition of breakage revenue from certain financial liabilities due to the adoption of ASU 2016-04 Liabilities - Extinguishment of Liabilities: Recognition of Breakage for Certain Prepaid Stored-Value Cards, and (iii) change in 2016 in its method of accounting for recognition of share-based compensation due to adoption of ASU 2016-09 Compensation - Stock Compensation), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Blackhawk Network Holdings, Inc. for the year ended December 30, 2017.

/s/ Deloitte & Touche LLP

San Francisco, California
February 27, 2018